Exhibit 3.4

LIMITED LIABILITY COMPANY AGREEMENT
OF
HILAND PARTNERS GP HOLDINGS, LLC
A DELAWARE LIMITED LIABILITY COMPANY

        This LIMITED LIABILITY COMPANY AGREEMENT OF HILAND PARTNERS GP HOLDINGS, LLC (the "Agreement"), dated as of May 10, 2006, is adopted, executed and agreed to by the Sole Member (as defined below).

        1.     Formation. Hiland Partners GP Holdings, LLC (the "Company") has been formed as a Delaware limited liability company under and pursuant to the Delaware Limited Liability Company Act (the "Act").

        2.     Term. The Company shall have a perpetual existence.

        3.     Purposes. The purposes of the Company are to carry on any lawful business, purpose or activity permitted under the Act.

        4.     Sole Member. HH GP Holding, LLC, a Delaware limited liability company, shall be the sole member of the Company (the "Sole Member").

        5.     Contributions. The Sole Member has made an initial contribution to the capital of the Company in the amount of $1,000. Without creating any rights in favor of any third party, the Sole Member may, from time to time, make additional contributions of cash or property to the capital of the Company, but shall have no obligation to do so.

        6.     Distributions. The Sole Member shall be entitled (a) to receive all distributions (including, without limitation, liquidating distributions) made by the Company, and (b) to enjoy all other rights, benefits and interests in the Company.

        7.     Management. The management of the Company and the conduct and operation of the Company's business and affairs shall be fully vested in, and managed by, a board of directors (the "Board"). In addition to the powers and authorities expressly conferred on the Board by this Agreement, the Board may exercise all such powers of the Company and do all such acts and things that are not restricted by this Agreement, the Act or applicable law. The number of directors that shall constitute the whole Board shall be determined from time to time pursuant to a resolution adopted by a majority of the directors on the Board. The initial director of the Company shall be Randy Moeder. The Sole Member, in its discretion, shall have the power to remove or replace directors, as well as to appoint additional directors from time to time.

        8.     Dissolution. The Company shall dissolve and its affairs shall be wound up at such time, if any, as the Sole Member may elect. No other event (including, without limitation, an event described in Section 18-801(4) of the Act) will cause the Company to dissolve.

        9.     Governing Law. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (EXCLUDING ITS CONFLICT-OF-LAWS RULES).

        IN WITNESS WHEREOF, the undersigned, being the Sole Member of the Company, has duly executed this Limited Liability Company Agreement as of the date first written above.

HH GP Holding, LLC, its Sole Member

By:	/s/ HAROLD HAMM Name: Harold Hamm Title: Member